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                                    HEI, Inc.
                             1495 Steiger Lake Lane
                               Victoria, MN 55386

                                October 25, 2000

Anthony J. Fant
1495 Steiger Lake Lane
Victoria, MN 55386

                                   EXHIBIT #2

Dear Mr. Fant:

Reference is made to that certain letter agreement (the "Agreement"), dated September 10, 2000, between HEI, Inc. ("HEI") and yourself, whereby you sold 1,214,300 shares of Colorado MEDtech common stock (the "CMED Shares") to HEI in exchange for 235,000 shares of HEI common stock (the "HEI Shares") and the assumption of $3,072,650.26 of indebtedness (the "Margin Debt"). Based on the foregoing, we agree as follows:

            1. The Agreement is hereby rescinded and is of no further force and effect.

            2. HEI hereby agrees to release you, and you hereby agree to release HEI, from all obligations and liabilities arising under or related to the Agreement, including but not limited to your obligation to deliver the CMED Shares to HEI and HEI's obligation to deliver the HEI Shares to you and to assume the Margin Debt.

            3. You hereby agree to assume and be responsible for any and all expenses incurred by HEI related to the proposed exchange offer by HEI for Colorado MEDtech, Inc., including but not limited to accounting, legal, proxy solicitation and investment banking expenses.

            4. This letter agreement constitutes the entire agreement between HEI and you with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties and commitments, whether in writing or oral, prior to the date hereof.

            5. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      Please acknowledge acceptance of the terms of this letter agreement by signing in the space provided below for that purpose, whereupon this letter agreement will constitute a binding agreement between us.

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Very truly yours,

                              HEI, INC.


                              By: /s/ Don Reynolds
                                  -----------------------
                                Name: Don Reynolds
                                Title:  President and COO

AGREED TO AS OF THE DATE
FIRST ABOVE WRITTEN:

  /s/ Anthony J. Fant
-----------------------------
Anthony J. Fant, individually

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